Exhibit 10.1

2011 Amendment to

EMPLOYMENT AGREEMENT

THIS 2011 Amendment to EMPLOYMENT AGREEMENT (this “2011 Amendment”) is entered into on April 4, 2011, and amends certain terms of the EMPLOYMENT AGREEMENT dated November 1, 2010 (“Agreement”), by and between Sustainable Environmental Technologies Corporation (the “Company”) and Robert Glaser (“Executive”).

WHEREAS, the Company desires to set 2011 base annual salary and bonus schedules, as well as clarify certain medical benefits.

THEREFORE, in consideration of the mutual covenants, promises, undertakings, agreements, representations and warranties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant, promise, agree, represent and warrant that the Agreement is hereby amended as follows:

1.	“Base Salary” as defined in Article II, Section 2.1 shall be $144,000.

2.	Schedule 1 shall be as follows:

Schedule 1

Annual Base Salary Increase Table

Annual Company Gross Revenue $1,000,000 - $1,999,999 $2,000,000 - $4,999,999 $5,000,000 - $7,999,999 $8,000,000 - $10,999,999 $11,000,000 - $14,999,999 greater than $15,000,000	Permanent Increase to Base Salary* $24,000 $36,000 $48,000 $54,000 $60,000 $66,000

* The annual Base Salary increases are not cumulative for a given fiscal year.

Annual Cash Bonus Table

Annual Company Gross Revenue $2,000,000 - $4,999,999 $5,000,000 -$7,999,999 $8,000,000 - $10,999,999 $11,000,000 - $14,999,999 greater than $15,000,000	Cash Bonus* (% of Annual Salary in effect during the subject fiscal year) 10% 12% 15% 20% 25%

* The annual bonuses are not cumulative for a given fiscal year.

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2377 W. Foothill Blvd., Suite #18  •  Upland, CA 91786
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3.           Schedule 2 shall be as follows:

Schedule 2

Annual Bonus Stock Option Table

Gross Revenue $2,000,000 - $4,999,999 $5,000,000 - $7,999,999 $8,000,000 - $10,999,999 $11,000,000 - $14,999,999 greater than $15,000,000	Stock Option Bonus* 750,000 1,000,000 1,250,000 1,500,000 2,000,000

* The Bonus Stock Options are not cumulative for a given fiscal year.

4.           Schedule 3 shall be as follows:

Schedule 3

Benefits

A monthly telecommunication allowance; which shall cover cell phones, wireless cards, Internet, etc.

Health insurance for Executive and his family and dependents, whereas the monthly premium and or prescription reimbursement expenses are not to exceed $1,200 per month; and company shall additionally provide hospital, surgical, medical, vision and dental (including orthodontics), with competitive reimbursement provisions and deductibles for a senior executive level plan

Company shall provide Executive with a monthly gas allowance and upon the Effective Date authorizes the lease of a company car or car allowance of six hundred dollars ($600) per month.

Disability insurance providing for salary continuation at a rate at least equal to 80% of the then effective Base Salary (will be provided effective as of the first anniversary of the Effective Date).

Such other benefits as may be made available from time to time by the Company to other senior executives or to other employees of the Company generally, including, without limitation, participation in a 401(k) plan, employee stock purchase plan or other profit sharing plan as and when any such plan is adopted by the Company.

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2377 W. Foothill Blvd., Suite #18  •  Upland, CA 91786
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[Signature Page to Amendment]

IN WITNESS WHEREOF the parties have executed this Amendment effective as of the date above.

“COMPANY” Sustainable Environmental Technologies Corporation a California corporation	“EXECUTIVE”

By: /s/ Keith Morlock	/s/ Bob Glaser
Keith Morlock	Bob Glaser
Its: Secretary

801.810.9888 • 855.810.9888 fax
2377 W. Foothill Blvd., Suite #18  •  Upland, CA 91786
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